Exhibit 14(b)

December 9, 2016

VIA EDGAR

Division of Investment Management

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

RE:	John Hancock Variable Insurance Trust (the “Trust”)
Post-Effective Amendment No. 1 to the Registration Statement on Form N-14
File No. 333-212374

Ladies and Gentlemen:

We consent to the filing of our tax opinions as exhibits to Post-Effective Amendment No. 1 to the Registration Statement on Form N-14 of the Trust to be filed with the Securities and Exchange Commission on or about December 9, 2016, and to the references made to our Firm therein and in any amendments thereto.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP